Exhibit 99.1

i2 Files Intellectual Property Lawsuit

Lawsuit alleges SAP infringes seven i2 patents

DALLAS – September 5, 2006 – i2 Technologies, Inc. (NASDAQ: ITWO) announced today that it has filed a suit for patent infringement against SAP AG (NYSE: SAP) and SAP Americas, Inc. The lawsuit, filed in the United States District Court for the Eastern District of Texas, alleges infringement of seven patents related to supply chain management. Those patents are:

•	U.S. Patent No. 5,764,543 awarded to i2 on June 9, 1998 for an extensible model network representation system for process planning.

•	U.S. Patent No. 5,930,156 awarded to i2 on July 27, 1999 for an extensible model network representation system for process planning.

•	U.S. Patent No. 5,983,194 awarded to i2 on November 9, 1999 for planning and coordination systems for coordinating separate factory planning systems and a method of operation.

•	U.S. Patent No. 6,055,519 awarded to i2 on April 25, 2000 for framework for negotiation and tracking of sale of goods.

•	U.S. Patent No. 6,167,380 awarded to i2 on December 26, 2000 for system and method for allocating manufactured products to sellers.

•	U.S. Patent No. 6,188,989 awarded to i2 on February 13, 2001 for system and method for managing available to promised product (ATP).

•	U.S. Patent No. 7,085,729 awarded to i2 on August 1, 2006 for a system and method for allocating manufactured products to sellers.

“i2 is proud of its nearly 20 years as a global innovator and leader in supply chain management. Much of this leadership position was built upon our pioneering ability to solve complex business problems, which was recognized by the awarding of patents for these innovations,” said i2 Chief Executive Officer and President Michael McGrath. “We believe that it is critical to protect our patented innovations, and accordingly took these actions today against SAP. The supply chain successes of our customers demonstrate the tremendous value of i2’s unique capabilities as ‘The Supply Chain Company,’ and our patented innovations are an important part of these unique capabilities.”

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible new-generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed August 14, 2006 and the Annual Report on Form 10-K filed March 15, 2006.

For More Information Please Contact:

Beth Elkin

i2 Corporate Communications

beth_elkin@i2.com

469-357-4225

Tom Ward

i2 Investor Relations

tom_ward@i2.com

469-357-3854